CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated September 27, 2005, except Note 17, as to which the date is November 17, 2005, with respect to the audit of the financial statements of Security Intelligence Technologies, Inc. and subsidiaries. We also consent to the reference of our firm under the "Experts" in the prospectus.



/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
January 6, 2006